UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 14, 2004

POPE & TALBOT, INC.

(Exact name of registrant as specified in its charter)

Delaware	1-7852	94-0777139
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1500 S.W. First Avenue, Suite 200 Portland, Oregon	97201
(Address of principal executive offices)	(Zip Code)

(503) 228-9161

(Registrant’s telephone number, including area code)

None

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement

Non-Employee Director Compensation

On December 14, 2004, the Board of Directors of Pope & Talbot, Inc. (Company) approved the Pope & Talbot, Inc. Non-Employee Director Compensation Policy and Stock Ownership Guidelines (Policy) and the Pope & Talbot, Inc. Non-Employee Directors Deferred Compensation Plan (Plan). The Policy and the Plan are each effective as of January 1, 2005.

Under the Policy, non-employee directors of the Company will each receive an annual cash retainer of $25,000, an annual retainer of $25,000 worth of Company common stock, and a fee of $1,500 for each Board or committee meeting attended either in person or by teleconference. In addition, the Chair of the Audit Committee will receive a $10,000 annual cash retainer and the Chairs of the other board committees will each receive a $7,500 annual cash retainer. The payment of the stock portion of the annual retainer is conditioned on the approval by the Company’s shareholders at the 2005 annual meeting of an amendment (Plan Amendment) to the Company’s Employee Stock Option Plan making non-employee directors eligible to receive stock awards under that plan. The Policy also establishes a 5,000 share stock ownership goal for non-employee directors to be achieved within 5 years.

The Plan permits each non-employee director to elect to defer receipt of all or any portion of the cash and stock retainers payable to him or her under the Policy. Under the Plan, all deferred amounts are credited to individual “stock accounts” which represent a right to receive shares of Company common stock on a deferred basis following termination of Board service. The stock accounts are credited with additional shares based on the deemed reinvestment of dividends. All credits of cash retainers or dividends to the stock accounts are based on the closing market price of the Company’s common stock on the date the amounts are credited. Stock account balances are treated as shares owned for purposes of the stock ownership goal under the Policy. The Policy also permits non-employee directors to elect to receive their cash retainers in shares of Company common stock issued currently.

Copies of the Policy and the Plan are filed as Exhibit 10.1 and Exhibit 10.2, respectively, hereto.

Item 1.02. Termination of a Material Definitive Agreement

Terminations of Special Non-Employee Director Stock Retainer Fee Plan and 1996 Non-Employee Director Stock Option Plan

On December 14, 2004, the Board of Directors approved the terminations of the Company’s Special Non-Employee Director Stock Retainer Fee Plan (Retainer Fee Plan) and the Company’s 1996 Non-Employee Director Stock Option Plan (Director Plan). The Retainer Fee Plan provided a mechanism by which non-employee directors could receive their cash retainers in the form of Company stock options, and is being replaced by the provisions of the Policy and the Plan that allow non-employee directors to receive current or deferred stock in lieu of their cash retainers. The Director Plan provided for the annual automatic grant of an option for 3,000 shares of Company common stock to each non-employee director, and is being replaced by the annual $25,000 stock retainer under the Policy. The termination of the Director Plan is conditioned on shareholder approval of the Plan Amendment at the 2005 annual meeting. The terminations of the Director Plan and the Retainer Fee Plan have no effect on options granted under those plans before the terminations.

Terminations of Deferral Election Plan and Directors’ Deferred Compensation Plan

On December 14, 2004, the Board of Directors also approved the termination of the Company’s Deferral Election Plan (DEP) and the Company’s Directors’ Deferred Compensation Plan (DDCP). These plans permitted directors and selected employees to defer receipt of cash compensation into “cash accounts” paying interest at the 5-year U.S. treasury rate in effect at the beginning of each year. The Board terminated these plans because both plans had fallen into disuse with no employees or directors deferring any compensation under the plans for the last several years. In addition, the new Plan is intended to replace the DDCP as the vehicle for nonqualified deferral of compensation by non-employee directors. Notwithstanding the terminations, the DEP and the DDCP will continue to operate in accordance with their respective terms with respect to amounts deferred before the terminations.

Item 9.01. Financial Statements and Exhibits

(c)	Exhibits

10.1	Non-Employee Director Compensation Policy and Stock Ownership Guidelines

10.2	Non-Employee Directors Deferred Compensation Plan

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized, on December 14, 2004.

POPE & TALBOT, INC.
Registrant

By	/S/ Richard K. Atkinson
Name:	Richard K. Atkinson
Title:	Vice President and Chief Financial Officer